Exhibit 10.2

December 14, 2005

Mr. Gregory S. Shelton

P.O. Box 35070

Tucson, AZ 95740

Re:     Transition Agreement

Dear Greg:

Please accept this letter confirming the understandings we have reached with respect to your transition to retirement and resignation as Vice President – Engineering and Technology of Raytheon Company.

1. Separation Date. The effective date of your separation from active employment with Raytheon and your resignation as Vice President – Engineering and Technology (“Separation Date”) will be January 1, 2006.

2. Salary Continuance/Bonus: As part of the transition to your separation, you will receive bi-weekly salary continuance payments for one (1) year at your current base salary, subject to normal statutory withholding. In establishing the start date of this one-year period, the Company will add to the Separation Date any time remaining in your Extended Personal Time Off (“EPTO”) account and legacy PTO account as of the Separation Date. Our records indicate that, as of the date of this Agreement, the balance in your EPTO and legacy PTO accounts totals 148.3 days. This EPTO and legacy PTO balance will provide payments to you through August 1, 2006. Your salary continuance payments will begin as of August 2, 2006. At the end of this period, it is our mutual understanding that you will retire from Raytheon.

You will also receive a lump-sum payment equal to your 2005 Results Based Incentive (“RBI”) Bonus target of 60% ($196,573.00), payable in 2007 at the time this bonus is normally paid to active employees for the 2006 RBI bonus performance period.

3. Results Based Incentive Bonus: You will receive an RBI Bonus based on the 2005 corporate funding level as of the date in 2006 when such bonuses are scheduled to be paid to similarly situated employees.

4. Long-Term Performance Plan (LTPP): You will continue to participate in the LTPP for the performance cycle 2004-2006. Upon completion of the performance period, you will receive a payout in accordance with the terms of the plan at 100% of the award based on performance for the entire three-year program.

5. Restricted Stock Acceleration: Effective as of your Separation Date, the restrictions on the restricted shares awards dated June 23, 2004 and May 9, 2005 shall lapse.

6. Stock Options: Treatment of your stock options will be according to the retirement provisions of the Plans under which they were granted and in accordance with your Grant Agreements. For purposes of the exercise of your vested stock options, your last day actually worked is January 1, 2006.

7. Fringe Benefits: During the period of salary continuance, you may continue to participate, on an active employee basis, in the Raytheon Savings and Investment Plan and in Company-sponsored medical, vision, dental, health care reimbursement and employer-paid life insurance plans. At the end of this period, COBRA benefits will be made available for a period not to exceed eighteen (18) months. At the end of the 18-month COBRA period, if you have chosen to retire, you are eligible to participate in Raytheon’s retiree medical program under the provisions applicable to participants in the Raytheon Non-Bargaining (General Dynamics) Retirement Plan. Your participation in other Company-sponsored plans, including optional life insurance, accidental death and dismemberment, short-term disability, long-term disability, and dependent care reimbursement, shall cease as of the end of your EPTO/legacy PTO period, unless you choose to end your participation earlier.

For the period January 1, 2006, through June 30, 2006, you will reimburse the Company for the value of the benefits provided to you during that period of executive financial planning services provided by AYCO ($833.33 per month), your car allowance ($1,166.67 per month), and excess liability coverage ($56.25 per month). The total of these monthly amounts is $2,056.25, and the total for the six-month period is $12,337.50. By July 15, 2006, the Company will make a cash payment to you equal to the reimbursements that you paid to the Company for January 1, 2006, though June 30, 2006. This arrangement is necessary in order to comply with recent tax laws, since you are among the 50 highest-paid officers of the Company. Alternatively, you may choose to suspend one or more of these benefits from January 1, 2006, through June 30, 2006, and have the Company pay you the value of the suspended benefits by July 15, 2006. Executive financial planning services provided by AYCO, your car allowance, and excess liability coverage will be available to you for the balance of the salary continuation period.

8. Personal Time Off (“PTO”): You will be paid any unused accrued PTO, which as of today is 35 hours.

9. Mutual Release: You and the Company will execute the Mutual Release attached hereto.

10. Consulting Services: During the salary continuation period contained in paragraph 2 above, you agree to provide consulting services to the Company for a fee of $160.00 per hour. Requests for your services will be coordinated through John Malanowski. You will be entitled to reimbursement for travel and incidental expenses incurred in the performance of these services in accordance with the normal Company Travel and Expense Reimbursement policies for Corporate Officers.

11. Litigation Cooperation: You agree that, in the event that Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment and about which you have knowledge, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company. The Company will reimburse you for any out-of-pocket costs, including but not limited to legal fees, which you incur in connection with providing such litigation cooperation. In the event that such litigation cooperation would be expected to require an appreciable period of time, the Company agrees to discuss at that time an appropriate fee for your services.

12. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to Raytheon Company all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal or state environmental statute.

13. Security Clearance: In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

14. Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, except to the extent that such confidential and proprietary information has become public through no fault of your own.

15. Confidentiality of This Agreement: You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, the Internal Revenue Service or any other taxing authority, and the Division of Employment and Training in connection with any application you may make for unemployment compensation benefits, and/or others who have a reasonable need to know the terms hereof.

16. Insider Information and Restrictions on Trading in Raytheon Securities: In the course of your responsibilities you may constitute an “insider” for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed. The limitation on your trading in Raytheon securities as set forth in the Company’s Insider Trading Policy (Policy No. 90-0021-110) will expire on the date that is three months from your Separation Date. Notwithstanding the foregoing, we would like to remind you that you may not trade on the basis of any material non-public information either before or after the expiration of the three-month limitation on trading pursuant to the Company’s Insider Trading Policy.

17. Covenant Not To Compete: You agree that for a period of three (3) years from your Separation Date, you will not seek or accept employment with, or perform consulting services for, Lockheed Martin Corporation, Northrop Grumman Corporation, General Dynamics, Honeywell, BAE, L-3 Communications, Rockwell Collins, Textron, United Technologies or Boeing Company, or any of their subsidiaries, divisions or affiliates. With regard to any proposed association, including, but not limited to, as an employee, contractor, consultant, or joint-venture partner, with any of the above-referenced companies during the three-year limitations period, you will provide a prior written request addressed to the Company’s Senior Vice President, Human Resources, for a waiver of this restriction. Such request will be promptly reviewed and a waiver will not be unreasonably withheld. Any waiver will be evidenced by a written document setting forth the terms and conditions of the waiver, and will be executed on behalf of the Company by the Senior Vice President, Human Resources, and by you, acknowledging your acceptance of the terms and conditions of the waiver. The Company’s decision to grant a waiver or the terms related to the decision are not subject to review under the provisions of Paragraph 18 (Arbitration) of this Agreement.

18. Non-Disparagement Agreement: You and Raytheon Company mutually agree not to disparage one another. Raytheon Company, its officers, directors and employees, and you shall have the right to make truthful responses to any charges, accusations or allegations, and no such response shall be considered a breach of this non-disparagement agreement.

19. Arbitration: Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association governing employment disputes before a single arbitrator sitting in a city to be determined by mutual agreement. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

20. Entirety of Agreement: This Agreement supersedes all previous agreements, written or oral, between Raytheon Company and you relating to the subject matter of this Agreement, provided that all written agreements between you and the Company, and any documents concerning stock, restricted stock and/or stock options granted to you by the Company, shall remain in full force and effect in accordance with their respective terms, as may be modified herein. Your acceptance of the benefits contained in this Agreement as evidenced by your signature below shall constitute a disclaimer of any entitlement you previously had to severance benefits under the terms of the Raytheon Company Change in Control Severance Agreement dated June 27, 2001. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Company and you.

You understand that, if you elect to revoke the Release attached hereto within seven (7) days after its execution, this letter Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Letter Agreement had not been signed by the parties and as if the Release had never been signed by you. You agree, in the event of revocation of the Release, to immediately return any consideration received in support of said Release.

If you have any questions about this Agreement, please contact me.

Sincerely,

/s/ Keith J. Peden

Keith J. Peden

Senior Vice President, Human Resources

ACCEPTED:

/S/ GREGORY S. SHELTON	Date: 12/16/05
Gregory S. Shelton

MUTUAL RELEASE

I, Gregory S. Shelton (“Shelton”), agree to accept the benefits and payments set forth in the foregoing Letter Agreement as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, their agents and successors (hereinafter collectively referred to as “Raytheon”) from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, sounding in tort and/or contract (herein collectively referred to as “claims”), which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit or any administrative agency action against Raytheon to assert any such claims. I understand that this Mutual Release encompasses all claims arising under tort law, federal, state or local law, including but not limited to claims under the Civil Rights Act, Title VII, as amended, and the Age Discrimination in Employment Act (“ADEA”), claims arising under any theory of wrongful discharge, defamation, negligence or false light. This Mutual Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this Mutual Release is executed.

Raytheon Company hereby specifically waives, remises, releases and forever discharges Shelton from all claims as referred to and defined above arising out of his employment and the termination thereof, and hereby covenants not to file or commence a lawsuit against Shelton or his heirs or assigns, to assert any such claim.

Shelton understands and agrees that, under the Older Workers Benefit Protection Act of 1990 (“Act”), this waiver of rights under ADEA must be knowing and voluntary and that, by execution of this Mutual Release, he acknowledges that the following requirements of the Act to insure that such a waiver is knowing and voluntary have been met:

(a)	The waiver is part of an agreement between Shelton and Raytheon, and Shelton understands the impact of this waiver;

(b)	The waiver specifically refers to rights or claims arising under ADEA;

(c)	Shelton is not waiving rights or claims that may arise after the date the waiver is executed;

(d)	Shelton’s waiver of rights or claims is in exchange for consideration in addition to anything of value to which he is already entitled;

(e)	Shelton has been advised to consult with an attorney prior to executing this Mutual Release;

(f)	Shelton understands that he is to be given a period of twenty-one days within which to consider the Mutual Release; and

(g)	If this Mutual Release is executed, Shelton understands that he may revoke the Mutual Release during the seven-day period following its execution and that the Mutual Release shall not become effective or enforceable until the revocation period has expired. In the event Shelton revokes this Mutual Release, all consideration in support of this Release, including the terms of the Letter Agreement and the mutuality language of this Release, shall be null and void.

The parties have read carefully and fully understand all the provisions of this Mutual Release, including Shelton’s rights under the Act. They acknowledge that this Mutual Release sets forth the entire agreement between Shelton and Raytheon with respect to additional consideration being provided to Shelton and that they have not relied upon any representation or statement, written or oral, not set forth in this document.

/S/ KEITH J. PEDEN	/S/ GREGORY S. SHELTON
Keith J. Peden Senior Vice President, Human Resources	Gregory S. Shelton

Date: 12/15/05	Date: 12/15/05